Exhibit 99.1

Contact:

Marc Applebaum

Chief Financial Officer

Q.E.P. Co., Inc.

(561) 994-5550

Q.E.P. CO., INC., REPORTS RECORD FISCAL 2005

THIRD-QUARTER AND NINE-MONTH FINANCIAL RESULTS

•QUARTERLY SALES RECORD HIGH OF $43.2 MILLION

BOCA RATON, FLORIDA—January 11, 2005—Q.E.P. Co., Inc. (Nasdaq: QEPC), today announced financial results for the fiscal 2005 third quarter and nine months ended November 30, 2004.

For the fiscal 2005 third quarter, net sales reached a quarterly record high of $43.2 million compared with $36.6 million for the corresponding period last fiscal year and was the 13th consecutive quarter of year-over-year increases in sales. Acquisitions and changes in foreign currency accounted for $4.7 million and $742 thousand of the increase, respectively. Sales for the Company’s subsidiaries outside North America accounted for 27.5 percent of sales in the third quarter of fiscal 2005 compared to 18.5 percent of sales in the fiscal 2004 third quarter. For the nine months of fiscal 2005, net sales increased 21.9 percent to $128.9 million from $105.8 million during the fiscal 2004 nine-month period. Acquisitions and changes in foreign currency accounted for approximately $11.9 million and $1.7 million of the increase, respectively. Sales for the Company’s subsidiaries outside North America accounted for 25.5 percent of sales for the nine months in fiscal 2005 compared to 16.9 percent of sales for the nine months in fiscal 2004.

Gross profit margin in the fiscal 2005 third quarter was 32.1 percent or 2.2 percent below last year’s comparable period. Increases in finished goods and components of the Company’s manufactured products together with the decrease in the value of the dollar all contributed to the decline in margin. The Company was able to respond to these increases by raising contemporaneously prices to a portion of its customers. The Company’s international subsidiaries were not as severely impacted because of the relative increase in their currency to the dollar. Gross profit margin for the fiscal 2005 nine-month period was also impacted by these factors and declined to 33.2 percent compared to 34.5 percent in the comparable period.

Operating income for both the fiscal 2005 and fiscal 2004 third quarter was approximately $2.1 million. Increases in shipping and selling costs during the fiscal 2005 third quarter affected the Company’s operating income. For the fiscal 2005 nine-month period, operating income increased 18.2 percent to $6.5 million from $5.5 million in the fiscal 2004 comparable period. Last year’s fiscal nine-month operating income was negatively impacted by a $617 thousand charge taken in the fiscal first quarter for the early repayment of $4.5 million of subordinated debt. Excluding this one-time charge, however, operating income would have been $6.1 million.

As a result of higher working capital needs and an increase in interest rates in the fiscal 2005 third quarter, the Company’s interest expense increased to $367 thousand from $264 thousand in the fiscal 2004 comparable period. Year-to-date, interest expense declined to $998 thousand compared to $1.3 million a year ago. Interest expense in the fiscal 2004 first quarter included a $270 thousand prepayment penalty related to the aforementioned early repayment of the subordinated debt. The Company’s tax rate reflects the tax in each of the Company’s various jurisdictions adjusted for non-deductible expenses. This rate varies based on the percentage of income earned in each jurisdiction.

Net income in the fiscal 2005 third quarter increased 14.1 percent to $1.2 million, or $0.33 per diluted share compared with approximately $1.1 million, or $0.30 per diluted share in the fiscal 2004 third quarter. Net income in the nine months of fiscal 2005 increased 46.5 percent to approximately $3.6 million, or $0.98 per diluted share from $2.4 million, or $0.70 per diluted share in the nine months of fiscal 2004. Net income in the fiscal 2004 nine-month period was affected by an after-tax charge of $566 thousand, or $0.16 per share for the repayment of the subordinated debt. Diluted net income per share, excluding charges associated with the early repayment of the subordinated debt, improved 14.0 percent to $0.98 versus $0.86 in the comparable period. A reconciliation follows of the Company’s diluted earnings per share:

	Nine Months Ended November 30,
	2004	2003
Earnings per common share – diluted: GAAP earnings per common share	$0.98	$0.70
Charge related to early repayment of $4.5 million of subordinated debt	0.00	0.18
Interest prepayment penalty of subordinated debt	0.00	0.08
Provision for income taxes related to repayment of subordinated debt	0.00	(0.10)

	$0.98	$0.86

Lewis Gould, Q.E.P.’s Chairman and Chief Executive Officer, stated: “We are pleased with our top-line growth in the third quarter and for the nine months. While we were able to soften some of the substantial increases in raw material prices that affected our gross margin, we also worked closely with our customers to, wherever possible, raise prices. As a result, barring any unforeseen negative event, we remain confident that our fiscal 2005 earnings will be in the upper end of the range between $1.27 and $1.30 per diluted share.”

The Company will be hosting a conference call at 10:00 a.m. Eastern today to discuss this press release and answer questions. To participate in the conference call, please dial 800-922-0755 five to ten minutes before the call is scheduled to begin. While we hope you will be able to join us for the call, we have arranged to have the teleconference session available for replay from January 11 until midnight on January 18. The number to hear the teleconference replay is 1-877-519-4471. The access code for the replay is 5556739. You will find the financial information to be discussed during the conference call on Q.E.P.’s website at www.qep.com in the Investor Relations section.

Certain statements in this press release, including statements regarding earnings growth and our expectations regarding revenue and earnings in future periods and earnings per share and any Statements as to what the Company “believes,” “intends,” “expects,” or “anticipates”, are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and the Company has no duty to update such statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are the Company’s assumptions relating to the expected growth in sales of its products and its profitability, the continued success of initiatives with certain of the Company’s customers, the success of the Company’s sales and marketing efforts, and improvements in productivity and cost reductions. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended February 29, 2004, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

Q.E.P. CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share data; unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2004	2003	2004	2003
Net Sales	$43,210	$36,565	$128,905	$105,764
Cost of goods sold	$29,321	$24,030	$86,085	$69,308

Gross profit	$13,889	$12,535	$42,820	$36,456

Costs and expenses
Shipping	$4,130	$3,686	$12,827	$10,398
General and administrative	$3,561	$3,224	$11,016	$9,280
Selling and marketing	$4,101	$3,266	$12,303	$10,117
Other (income) expense	$(4)	$260	$125	$1,166

Operating income	$2,101	$2,099	$6,549	$5,495

Interest expense, net	$(367)	$(264)	$(998)	$(1,320)

Income before provision for income taxes	$1,734	$1,835	$5,551	$4,175
Provision for income taxes	$(533)	$(783)	$(1,972)	$(1,732)

Net income	$1,201	$1,052	$3,579	$2,443

Basic earnings per common share:	$0.35	$0.31	$1.04	$0.72
Diluted earnings per common share:	$0.33	$0.30	$0.98	$0.70

Weighted average number of dilutive shares outstanding	3,652	3,534	3,649	3,499

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	November 30, 2004	February 29, 2004
Current Assets:
Cash and cash equivalents	$973	$957
Accounts receivable	29,044	23,121
Inventories	31,462	28,855
Other current assets	3,497	2,530

	64,976	55,463

Property and equipment, net	8,326	8,029
Other assets	17,157	15,332

Total Assets	$90,459	$78,824

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including current portion of long-term debt)	$49,179	$41,710
Long-term debt and other liabilities	7,577	7,664
Warrant put liability	2,038	1,943
Stockholders’ equity	31,665	27,507

Total Liabilities and Stockholders’ Equity	$90,459	$78,824